Exhibit 5.1

March 8, 2023

Principal Financial Group, Inc.
711 High Street
Des Moines, Iowa 50392

Principal Financial Services, Inc.
711 High Street
Des Moines, Iowa 50392

Principal Financial Group, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File Nos. 333-270046 and 333-270046-01) (the “Registration Statement”) and the Prospectus Supplement, dated March 6, 2023 (the “Prospectus Supplement”), to the Prospectus, dated February 27, 2023, of Principal Financial Group, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of $400,000,000 aggregate principal amount of its 5.375% Senior Notes due 2033 (the “2033 Notes”) and $300,000,000 aggregate principal amount of its 5.500% Senior Notes due 2053 (the “2053 Notes” and, together with the 2033 Notes, the “Notes”) issued pursuant to the Indenture, dated as of May 21, 2009 (the “Base Indenture”), among the Company, Principal Financial Services, Inc., as guarantor (“PFSI”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented and amended by the Fifteenth Supplemental Indenture, dated as of March 8, 2023, among the Company, PFSI and the Trustee relating to the 2033 Notes (the “Fifteenth Supplemental Indenture”) and the Sixteenth Supplemental Indenture, dated as of March 8, 2023, among the Company, PFSI and the Trustee relating to the 2053 Notes (the “Sixteenth Supplemental Indenture” and, together with the Fifteenth Supplemental Indenture, the “Supplemental Indentures”; the Base Indenture, as supplemented and amended by the Supplemental Indentures, being referred to herein as the “Indenture”). The Notes are fully and unconditionally guaranteed by PFSI pursuant to the separate guarantees, each dated as of March 8, 2023 (together, the “Guarantees”).

Principal Financial Group, Inc. Principal Financial Services, Inc.	2	March 8, 2023

In arriving at the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture, the global notes representing the Notes and the Guarantees, (b) examined and relied on such corporate or other organizational documents and records of the Company and PFSI and such certificates of public officials, officers and representatives of the Company and PFSI and other persons as we have deemed appropriate for the purposes of such opinions, (c) examined and relied as to factual matters upon, and assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and PFSI and other persons delivered to us and (d) made such investigations of law as we have deemed appropriate as a basis for such opinions.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we have examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) the valid existence and good standing of the Trustee, (vi) the corporate or other power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vii) the due authorization, execution and delivery of the Indenture by the Trustee, (viii) the enforceability of the Indenture against the Trustee and (ix) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that:

1.            The Notes constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2.            The Guarantees constitute valid and binding obligations of PFSI enforceable against PFSI in accordance with their terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof. In rendering the opinion expressed in paragraph 2 above with respect to the Guarantees, we have relied on all matters relating to the laws of the State of Iowa on the opinion of Natalie Lamarque, Executive Vice President, General Counsel and Secretary, delivered to you today.

Principal Financial Group, Inc. Principal Financial Services, Inc.	3	March 8, 2023

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on March 8, 2023 incorporated by reference in the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP